EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

March 18, 2013

USEC Reports Financial Results for the Fourth Quarter and Full Year 2012

•	$1.1 billion non-cash charge involving previously capitalized costs related to American Centrifuge project results in net loss of $1.2 billion for 2012
•	Charge to expense does not affect DOE assets, RD&D program or future investment in American Centrifuge project
•	Operations generated revenue of $1.9 billion, gross profit of $138 million and positive cash flow from operations of $143 million; year-end cash balance of $293 million
•	Credit facility amended; $83 million term loan repaid; $110 million revolving facility extended through September 2013
•	Sale of subsidiary NAC International closes

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss of $1.2 billion or $9.84 per basic and diluted share for the year ended December 31, 2012, reflecting the impact of $1.1 billion expense of previously capitalized costs associated with the American Centrifuge project. This compares to a net loss of $491.1 million or $4.07 per basic and diluted share for 2011 that was primarily due to American Centrifuge expenses, including a $146.6 million expense of previously capitalized costs associated with American Centrifuge machines, and a tax valuation allowance of $319.5 million recorded against our net deferred tax assets.

The non-cash charge to expense of previously capitalized assets was a part of USEC’s year-end review of the carrying value of the long-lived assets on its books and was taken as of December 31, 2012. USEC reported a net loss of $1.08 billion or $8.84 per basic and diluted share in the fourth quarter of 2012 compared to net loss of $446.4 million or $3.68 per basic and diluted share for the same quarter of 2011. The 2012 charge to expense did not affect the company’s cash flow from operations.

“Our core operations generated revenue of $1.9 billion, a gross profit of $138 million and cash flow from operations of $143 million that helped us end the year with a cash balance of $293 million,” said John K. Welch, USEC president and CEO. “In addition to a high level of sales to our utility customers, our employees kept our Paducah plant at peak efficiency and are continuing to successfully execute a program to re-enrich depleted uranium tails for Energy Northwest.

“As part of our annual review performed in connection with the preparation of our annual financial statements, we expensed the previously capitalized costs related to the American Centrifuge Plant (ACP) prior to late 2011. The accounting charge was based on our ability to recover the full amount of this prior capital investment. The write-off is not a reflection of our view of the importance of the project going forward. Importantly, the centrifuge machines, plant systems and manufacturing infrastructure that we built and developed will continue to operate.

“The write-off does not affect future investment in ACP. It is not an abandonment of the project or a decision not to proceed with the project. It does not involve the cooperative research, development and demonstration program, which is referred to as the RD&D program. No taxpayer funds are at risk.

“We are on schedule and on budget for RD&D program,” Welch said.  “We continue to be committed to moving forward with commercialization of the American Centrifuge. We believe the technology is the path to USEC’s long-term competitiveness in the uranium enrichment business and the best way to maximize value for all stakeholders.”

USEC evaluates the carrying value of the assets on its books for impairment annually or whenever there is a triggering event. Based on this annual review, $1.1 billion of previously capitalized costs related to the American Centrifuge project were expensed as of December 31, 2012.  We continue to make progress in the deployment of the American Centrifuge technology, including the effective execution of the RD&D program with the U.S. Department of Energy (DOE) during 2012, and we are planning to update our DOE loan guarantee application during 2013.  The expense of previously capitalized costs is based on an assessment of our ability to recover the full amount of this prior capital investment.  In light of the significant remaining capital needed to deploy the ACP and our view of our anticipated cash flow from operations available to finance the ACP given our other anticipated cash needs during that period, we anticipate that our ultimate share of the ownership of the ACP will likely be reduced by third parties investing capital to complete the ACP, which affects our likelihood of recovering this past investment.

We are also currently developing a revised cost estimate and schedule for the project and several factors are putting pressure on the economics of the ACP, including delays in deployment and related carrying costs and other cost pressures as well as uncertainty regarding financing. This expense of previously capitalized costs does not affect any future capital investment in ACP. We would anticipate that capitalization of amounts related to the ACP would resume if and when commercial plant deployment resumes.

Revenue

Revenue for the fourth quarter was $421.3 million, a decrease of 9 percent compared to the same quarter of 2011. Revenue from the sale of SWU for the quarter was $377.2 million compared to $394.2 million in the same period of the prior year. Revenue from the sale of uranium was $22.4 million, a decrease of $6.3 million from the same quarter last year. Revenue from our contract services segment was $21.7 million compared to $39.5 million in the fourth quarter last year.

For the full year, revenue was $1.92 billion, an increase of $246.3 million from 2011. SWU volume increased 31 percent year over year reflecting the variability in timing of utility customer orders, including orders that USEC and customers have advanced from 2013.  The average SWU price billed to customers increased 5 percent compared to 2011, reflecting the particular contracts under which SWU were sold during the periods. Uranium revenue was $26.0 million, a decrease of $105.8 million compared to 2011. The decline in uranium sales in 2012 continued a trend that began several years ago, as our inventories of uranium available for sale have been sold.

Revenue from the contract services segment was $70.3 million, a 66 percent decrease year over year due primarily to the completion of USEC’s activities at the former Portsmouth GDP in September 2011. Revenues from our wholly owned subsidiary NAC decreased $15.0 million in 2012 compared to 2011 primarily as a result of timing in sales related to dry cask storage systems. USEC closed on the sale of NAC on March 15, 2013, and revenue in this segment is expected to decline significantly going forward.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered. At December 31, 2012, deferred revenue totaled $123.1 million, compared to $181.5 million at December 31, 2011. The gross profit associated with deferred revenue as of December 31, 2012, was $6.3 million.

Cost of Sales, Gross Profit Margin, Expenses and Other Income

Cost of sales for 2012 for SWU and uranium was $1.72 billion, an increase of $327.4 million compared to 2011. The 24 percent change is primarily a result of the increased SWU sales volume, partially offset by lower uranium sales volume. Cost of sales per SWU was 1 percent higher in 2012 compared to 2011. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. Cost of sales per SWU in 2012 was reduced by revisions to accruals previously included in production costs and increased by benefit costs previously charged to the contract services segment and an acceleration of depreciation of Paducah assets. Although unit production costs declined in 2012 compared to 2011, the SWU unit cost is negatively impacted by the carry-forward effect of higher production and purchase costs from prior years.

Production costs declined $21.2 million or 3 percent in 2012 compared to 2011. Production volume increased 1 percent and the unit production cost declined 4 percent, reflecting the depleted uranium enrichment program that commenced in June 2012. The average cost per megawatt hour declined 3 percent in 2012 reflecting lower unit power costs under the amended power contract with the Tennessee Valley Authority.  Purchase costs for the SWU component of LEU under the Russian Contract increased $13.0 million in 2012 compared to 2011 due to a 2 percent increase in the purchase cost per SWU. Purchase prices paid under the Russian Contract are set by a pricing formula that includes market-based price points.

In the contract services segment, cost of sales was $61.6 million in 2012, a decrease of $134.9 million or 69 percent. The net decrease was due primarily to the substantial completion of contract work at the former Portsmouth plant in September 2011 and the transition of contract service workers to DOE’s decontamination and decommissioning contractor.

Gross profit for 2012 was $138.0 million, an increase of $53.8 million or 64 percent over the previous year. The gross profit margin for the year was 7.2 percent compared to 5.0 percent in 2011. The higher gross profit margin primarily reflects higher SWU average prices and sales volumes, partially offset by lower uranium sales volumes. In addition, the gross profit of the contract services segment declined $3.9 million following the completion of Portsmouth site contract service work in the prior periods.

As noted earlier, in the fourth quarter of 2012, we expensed $1.1 billion of previously capitalized costs related to the American Centrifuge project based on our annual assessment of these assets. This included previously capitalized costs related to property, plant and equipment (including construction work in progress) of $1,075.6 million, prepayments made to suppliers of $9.9 million and deferred financing costs related to the DOE loan guarantee program of $6.7 million that were previously capitalized during the period 2007 through 2011. Additionally, an expense of $44.6 million was incurred in the second quarter of 2012 related to the title transfer of previously capitalized American Centrifuge machinery and equipment to DOE as provided in the cooperative agreement with DOE for the RD&D program.

Selling, general and administrative expenses in 2012 were $56.1 million, a decrease of $6.0 million or 10 percent compared to 2011. The lower expense reflects a decline of $3.1 million in consulting costs and a decline of $2.4 million in salary and other compensation costs.

We initiated an internal review of our organizational structure in 2012 and engaged a management consulting firm to support this review. The cost of these consultants and other advisors totaled $8.4 million in 2012. This review provided a plan to address necessary organizational changes as we transition the Paducah GDP. Our workforce was reduced by approximately 50 employees, including two senior corporate officers, at a cost of $3.9 million for termination benefits. Additional actions affecting employees to align the organization with our evolving business environment are expected.

DOE and USEC provide pro-rata cost sharing support for continued American Centrifuge activities under our June 2012 cooperative agreement, as amended, including in March 2013. The agreement provides for 80 percent DOE and 20 percent USEC cost sharing for work performed during the period June 1, 2012, through December 31, 2013, with a total estimated cost of $350 million. DOE’s total contribution would be up to $280 million and our contribution would be up to $70 million. The cooperative agreement is being incrementally funded, and $177.8 million of DOE funding has been provided.  As of December 31, 2012, we made qualifying American Centrifuge expenditures of $115.1 million. DOE’s pro-rata share of 80 percent, or $92.1 million, is recognized as other income in 2012.

Cash Flow

At December 31, 2012, USEC had a cash balance of $292.9 million compared to $37.6 million at December 31, 2011. Cash flow from operations in 2012 was $142.9 million compared to cash flow from operations of $56.3 million in the previous year. Positive cash flow resulted from a $238.7 million reduction in inventories due to monetization of inventory produced in the prior year. Capital expenditures were $4.3 million during 2012 compared to $152.8 million in 2011. USEC ceased capitalizing spending on the ACP as of September 30, 2011.

On March 14, 2013, we amended our existing $230.0 million credit facility that was scheduled to mature on May 31, 2013, now extended to September 30, 2013. The amended revolving credit facility totals $110.0 million (including letters of credit of up to $50.0 million or $25.0 million upon cessation of enrichment at the Paducah GDP). The term loan under the credit facility, which had declined to $78.1 million outstanding, was repaid in connection with the amendment.

Sale of NAC International

Revenue for the contract services segment was derived primarily from NAC in 2012. This wholly owned subsidiary was acquired by USEC in 2004 and provides transportation and storage systems for spent nuclear fuel and provides nuclear and energy consulting services. On March 15, 2013, USEC sold NAC to a subsidiary of Hitachi Zosen Corporation for $42.4 million, subject to final working capital adjustment.

2013 Outlook

As noted throughout this report, USEC will be going through a period of transition during 2013 as we cease enrichment at the Paducah plant, complete the Megatons to Megawatts program, complete the American Centrifuge RD&D program and appropriately reduce the size of our corporate organization. Given the uncertainties of that transition and the incremental nature of federal funding for the RD&D program, our guidance for USEC financial results and metrics for 2013 will be limited.

In line with our previous guidance, we expect SWU volume for the LEU segment in 2013 to decline by about one-third compared to 2012. The average SWU price billed to customers is expected to increase by about 5 percent. We anticipate full-year revenue for the LEU segment of $1.4 billion, with about $50 million attributable to natural uranium sales. For the six-month period ending June 30, 2013, we expect LEU segment revenue of approximately $625 million.

NAC International was the largest source of revenue for the contract services segment in 2012 and we sold NAC on March 15, 2013. Results of operations for NAC in 2013 and the gain on sale, expected to total approximately $30-$40 million, will be recorded below the gross profit line in the first quarter of 2013.

We are in the midst of an RD&D program that has an 80 percent DOE and 20 percent USEC cost share. We have adjusted our program spending to accommodate changes to the timing and amount of federal funding.  Federal funding for the program has been incremental and subject to Congressional action. We have no assurance that the remaining federal funds for the program will be appropriated; therefore we are not providing guidance for spending on advanced technology.

Also below the gross profit line, we expect selling, general and administrative expenses of $29 million during the six-month period ending June 30, 2013.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively.  Variations from our expectations could cause substantial differences between our guidance and ultimate results.  Among the factors that could affect our results are:

•	The timing and amount of potential severance costs, pension and post-retirement benefit costs and other costs related to the transition of the Paducah GDP;
•	The timing of recognition of previously deferred revenue;
•	Movement and timing of customer orders; and
•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers.

Liquidity Risks and Uncertainties

USEC expects that its cash balance, internally generated cash from its low enriched uranium operations and services provided under its contract services segment, and available borrowings under its revolving credit facility will provide sufficient cash to meet its obligations as they become due for at least twelve months from the date of its financial statements for the year ended December 31, 2012, assuming the renewal or replacement of its revolving credit facility past September 2013. On March 14, 2013, USEC amended its credit facility, among other things, to extend the expiration date of the credit facility from May 31, 2013, to September 30, 2013.  USEC repaid the $78.1 million outstanding on its term loan in connection with the amendment.  USEC believes it is reasonable to expect an extension or replacement for the facility by September 2013.  USEC’s credit facility needs at that time will depend on USEC’s working capital needs, which in part depend on the timing of USEC’s transition of enrichment at the Paducah gaseous diffusion plant, and USEC may need a substantially smaller credit facility in the future.  USEC’s credit facility would also likely be replaced as part of any potential restructuring (discussed below).  In addition, if USEC were unable to renew or replace its credit facility beyond September 2013, USEC would seek to work with customers to effect further order movements to provide sufficient liquidity and working capital.

In light of the significant transition of USEC’s business and the uncertainties and challenges facing USEC and in order to improve USEC’s credit profile and its ability to successfully finance and deploy the American Centrifuge project and to maximize USEC’s participation in such project, USEC is engaged with its advisors and certain stakeholders on alternatives for a possible restructuring of its balance sheet.  USEC continues to believe that the deployment of the American Centrifuge project represents USEC’s clearest path to a long-term, direct source of domestic enrichment production, and therefore the long-term viability of USEC’s LEU business and USEC believes that a restructuring could improve the likelihood of success in the deployment of the American Centrifuge project. However, we have no assurance regarding the outcome of any discussions we pursue with creditors or other key stakeholders or that a restructuring of our balance sheet will lead to our obtaining a DOE loan guarantee. Although we expect to have adequate liquidity to meet our obligations during 2013, we have reported net losses and a stockholders’ deficit as of December 31, 2012 and, as described above, we are engaged with our advisors and certain stakeholders on alternatives for a possible restructuring of our balance sheet. While USEC has no assurance regarding its ability to pursue or complete a restructuring, a restructuring could result in significant changes to the Company’s capital structure and adjustments to its balance sheet, including the creation of a new entity for accounting purposes, which would have a material impact on USEC’s financial statements, including the going concern assumption on which they have been prepared.  As a result, our independent registered public accounting firm included an explanatory paragraph in their report on our financial statements for the year ended December 31, 2012, regarding uncertainty about our ability to continue as a going concern.

Additional Information

USEC filed its annual report on Form 10-K with the Securities and Exchange Commission today. This report is available in the Investor Relations section of the USEC website, www.usec.com. USEC has also issued a separate news release on the status of the American Centrifuge program.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding continued funding for the American Centrifuge project; the impact of a potential balance sheet restructuring on the holders of our common stock and convertible notes; risks related to the need to restructure the investments by Toshiba Corporation (“Toshiba”) and Babcock & Wilcox Investment Company (“B&W”); risks related to the underfunding of our defined benefit pension plans and the impact of the potential requirement for us to place an amount in escrow or purchase a bond with respect to such underfunding; the impact of a potential de-listing of our common stock on the NYSE, including the potential for the holders of our convertible notes to require the Company to repurchase their notes in the event of a de-listing; the impact of uncertainty regarding our ability to continue as a going concern on our liquidity  and prospects; our dependency on the multi-party arrangement with Energy Northwest, the Bonneville Power Administration, the Tennessee Valley Authority and DOE to support enrichment at the Paducah gaseous diffusion plant and the expiration of such agreement on May 31, 2013; the impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects;  the impact and potential extended duration of the current supply/demand imbalance in the market for LEU; our ability to manage the transition costs and other impacts of ceasing enrichment at Paducah; uncertainty regarding the timing, amount and availability of additional funding for the RD&D program and the dependency of government funding on Congressional appropriations; restrictions in our credit facility on our spending on the American Centrifuge project and the potential for us to demobilize the project;  limitations on our ability to provide any required cost sharing under the RD&D program; uncertainty concerning our ability through the RD&D program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; uncertainty concerning the ultimate success of our efforts to obtain a DOE loan guarantee and other financing for the American Centrifuge project and the timing and terms thereof; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the impact of delays in the American Centrifuge project and uncertainty regarding our ability to remobilize the project; the potential for DOE to seek to exercise its remedies under the June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding, including loan guarantees; our ability to extend, renew or replace our credit facility that matures on September 30, 2013; restrictions in our credit facility that may impact our operating and financial flexibility; our ability to actively manage and enhance our liquidity and working capital and the potential adverse consequences of any actions taken on the long term value of our ongoing operations; our dependence on deliveries of LEU from Russia under a commercial agreement (the “Russian Contract”) with a Russian government entity known as Techsnabexport (“TENEX”) that expires in 2013 and under a new commercial supply agreement with Russia (the “Russian Supply Agreement”) and limitations on our ability to import the Russian LEU we buy under Russian Supply Agreement into the United States and other countries; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our contracts with the U.S. government, risks related to delays in payment for our contract services work performed for DOE; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue;  and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K that is available on our website at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts:

Media: Paul Jacobson (301) 564-3399

Investor Relations: Steven Wingfield (301) 564-3354

USEC Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended December 31,			Years Ended December 31,
	2012		2011	2012		2011
Revenue:
Separative work units	$377.2		$394.2	$1,821.8		$1,330.9
Uranium	22.4		28.7	26.0		131.8
Contract services	21.7		39.5	70.3		209.1
Total revenue	421.3		462.4	1,918.1		1,671.8
Cost of sales:
Separative work units and uranium	354.1		416.8	1,718.5		1,391.1
Contract services	17.8		35.4	61.6		196.5
Total cost of sales	371.9		452.2	1,780.1		1,587.6
Gross profit	49.4		10.2	138.0		84.2
Advanced technology costs	1,146.4		187.0	1,314.0		273.2
Selling, general and administrative	13.6		14.3	56.1		62.1
Special charge - workforce reductions and advisory costs	1.2		-	12.3		-
Other (income)	(47.5)		-	(92.1)		(3.7)
Operating income (loss)	(1,064.3	) )	(191.1)	(1,152.3)		(247.4)
Preferred stock issuance costs	-		-	-		-
Interest expense	12.7		11.3	50.4		11.6
Interest (income)	(1.5)		(0.1)	(1.9)		(0.5)
Income (loss) before income taxes	(1,075.5)		(202.3)	(1,200.8	) )	(258.5)
Provision (benefit) for income taxes	8.8		244.1	(0.2)		232.6
Net income (loss)	$(1,084.3)		$(446.4)	$(1,200.6)		$(491.1)

Net income (loss) per share – basic	$(8.84)		$(3.68)	$(9.84)		$(4.07)
Net income (loss) per share – diluted	$(8.84)		$(3.68)	$(9.84)		$(4.07)
Weighted average number of shares outstanding:
Basic	122.6		121.3	120.0		120.8
Diluted	122.6		121.3	120.0		120.8

USEC Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(millions, except share and per share data)
	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$292.9	$37.6
Accounts receivable, net	134.8	162.0
Inventories:
Separative work units	880.9	1,048.6
Uranium	703.7	690.0
Materials and supplies	8.6	13.4
Total Inventories	1,593.2	1,752.0
Deferred costs associated with deferred revenue	116.8	175.5
Other current assets	19.2	64.8
Total Current Assets	2,156.9	2,191.9
Property, Plant and Equipment, net	51.0	1,187.1
Other Long-Term Assets
Deposit for surety bonds	22.3	151.3
Goodwill	6.8	6.8
Other assets	29.4	12.2
Total Other Long-Term Assets	58.5	170.3
Total Assets	$2,266.4	$3,549.3
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$145.8	$120.1
Payables under Russian Contract	209.8	206.9
Inventories owed to customers and suppliers	950.0	870.1
Deferred revenue and advances from customers	125.5	205.2
Credit facility term loan	83.2	85.0
Convertible preferred stock and accrued dividends payable-in-kind,
85,900 shares issued	100.5	88.6
Total Current Liabilities	1,614.8	1,575.9
Long-Term Debt	530.0	530.0
Other Long-Term Liabilities
Depleted uranium disposition	0.2	145.2
Postretirement health and life benefit obligations	207.2	207.8
Pension benefit liabilities	321.7	258.3
Other liabilities	65.4	79.7
Total Other Long-Term Liabilities	594.5	691.0
Stockholders’ Equity (Deficit)
Preferred stock, par value $1.00 per share, 25,000,000 shares
authorized, no shares recorded as stockholders’ equity	-	-
Common stock, par value $.10 per share, 250,000,000 shares
authorized, 130,273,000 shares issued	13.0	13.0
Excess of capital over par value	1,200.8	1,212.5
Retained earnings (deficit)	(1,361.8)	(161.2)
Treasury stock, 5,071,000 and 7,082,000 shares	(33.0)	(49.4)
Accumulated other comprehensive loss, net of tax	(291.9)	(262.5)
Total Stockholders’ Equity (Deficit)	(472.9)	752.4
Total Liabilities and Stockholders’ Equity (Deficit)	$2,266.4	$3,549.3

USEC Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Years Ended December 31,
	2012	2011	2010
Cash Flows From Operating Activities
Net income (loss)	$(1,200.6)	$(491.1)	$7.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	37.5	50.1	43.3
Transfers and retirements of property, plant and equipment	47.4	-	-
Expense of American Centrifuge capital assets	1,092.3	146.6	-
Deferred income taxes	-	252.0	44.3
Other non-cash income on release of disposal obligation	(92.1)	(0.6)	(44.4)
Preferred stock issuance costs and capitalized dividends paid-
or payable-in-kind	11.9	10.4	8.5
Gain on extinguishment of convertible senior notes	-	(3.1)	-
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	1.4	146.6	(117.2)
Inventories, net – (increase) decrease	238.7	(75.2)	25.1
Payables under Russian Contract – increase	2.9	5.7	66.4
Deferred revenue, net of deferred costs – increase (decrease)	90.3	5.2	(10.6)
Accrued depleted uranium disposition – increase (decrease)	(145.0)	19.8	(30.2)
Accounts payable and other liabilities – increase (decrease)	27.2	(10.6)	23.5
Other, net	31.0	0.5	6.3
Net Cash Provided by Operating Activities	142.9	56.3	22.5

Cash Flows Provided by (Used in) Investing Activities
Capital expenditures	(4.3)	(152.8)	(162.2)
Deposits for surety bonds, net (increase) decrease	129.1	(10.4)	17.6
Net Cash Provided by (Used in) Investing Activities	124.8	(163.2)	(144.6)

Cash Flows Provided by (Used in) Financing Activities
Borrowings under credit facility	123.6	80.9	38.7
Repayments under credit facility	(123.6)	(80.9)	(38.7)
Proceeds from (repayment of) credit facility term loan	(1.8)	-	85.0
Proceeds from issuance of convertible preferred stock and warrants	-	-	75.0
Payments for deferred financing costs and preferred stock issuance costs	(10.1)	(5.0)	(16.4)
Common stock issued (purchased), net	(0.5)	(1.5)	(1.8)
Net Cash Provided by (Used in) Financing Activities	(12.4)	(6.5)	141.8
Net Increase (Decrease)	255.3	(113.4)	19.7
Cash and Cash Equivalents at Beginning of Period	37.6	151.0	131.3
Cash and Cash Equivalents at End of Period	$292.9	$37.6	$151.0

Supplemental Cash Flow Information
Interest paid, net of capitalized interest	$27.5	$4.5	$-
Income taxes paid, net of refunds	-	-	3.2